Exhibit 99.2

December 23, 2015

Board of Directors

Plum Creek Timber Company, Inc.

Suite 3100

601 Union Street

Seattle, WA 98101-1374

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Weyerhaeuser Company, filed December 23, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 6, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Weyerhaeuser Company (“Weyerhaeuser”) and its affiliates) of common stock, par value $0.01 per share (the “Company Common Stock”), of Plum Creek Timber Company, Inc. (the “Company”) of the exchange ratio of 1.60 common shares, par value $1.25 per share, of Weyerhaeuser to be paid for each share of issued and outstanding Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of November 6, 2015, between Weyerhaeuser and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Plum Creek’s Financial Advisor,” “Risk Factors Relating to the Merger,” “Background of the Merger,” “Opinion of Plum Creek’s Financial Advisor” and “Plum Creek’s Reasons for the Merger; Recommendation of the Plum Creek Board” and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)